NEWS RELEASE

                                                                        CONTACT:
                                                                 Karen L. Howard
                   Vice President, Treasurer and Interim Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5550
                                                        KAREN.HOWARD@CMWORKS.COM


FOR IMMEDIATE RELEASE


            COLUMBUS MCKINNON CALLS FOR REDEMPTION OF ALL OUTSTANDING
                    8 1/2% SENIOR SUBORDINATED NOTES DUE 2008

AMHERST, NY, September 12, 2005 -- Columbus McKinnon Corporation (Nasdaq: CMCO) today announced that it has called for redemption of the remaining $25.6 million of its outstanding 8 1/2% Senior Subordinated Notes due 2008 (the "Notes"). The Notes will be redeemed at A redemption price of 101.417% of the principal amount thereof plus accrued interest up to, but excluding the redemption date of October 14, 2005 (the "Redemption Date"). All interest on the Notes called for redemption will cease to accrue on and after the Redemption Date. $116.8 million of the Notes were repurchased by Columbus McKinnon pursuant to a tender offer that terminated on September 1, 2005.

The redemption of the Notes will be made under the terms of the Indenture, dated as of March 31, 1998 (the "Indenture") among Columbus McKinnon, its subsidiary guarantors and U.S. Bank Trust National Association, as trustee, which permits Columbus McKinnon to redeem the Notes prior to maturity. A Notice of Redemption has been mailed with respect to the Notes to all registered holders of the Notes. Copies of the Notice of Redemption and additional information relating to the procedures for redemption will be available from U.S. Bank Trust National Association at 60 Livingston Avenue, St. Paul, Minnesota 55107 or by calling 1-800-934-6802.

Payment of the redemption price on the Notes called for redemption will be paid only upon presentation and surrender thereof by Noteholders in accordance with the procedures indicated in the Notice of Redemption.

Columbus McKinnon intends to redeem the Notes using proceeds from its recently completed offering of 8 7/8% Senior Subordinated Notes due 2013, borrowings under its revolving credit facility and available cash.

U.S. Bank Trust National Association is the trustee, registrar and paying agent for the Notes.

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.
                                    - more -


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Safe Harbor Statement

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Columbus McKinnon Corporation believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.


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